EXHIBIT (8)(g)(1)

AMENDMENT No. 1 TO PARTICIPATION AGREEMENT (GE)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Transamerica Financial Life Insurance Company, GE Investments Funds, Inc., GE Investment Distributors, Inc. and GE Asset Management Incorporated, hereby amend the Participation Agreement (“Agreement”) dated November 16, 2009, by doing the following:

1. A new Article XIII. is hereby added to the Agreement as follows:

Article XIII. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1.     For purposes of this Article XIII., the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2.     The Fund shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

13.3.     The Fund and/or the Advisor/Underwriter shall be responsible for compliance with Rule 498(e).

13.4.     The Fund and Advisor/Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

13.5.     The Fund and Advisor/Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund. The Fund and Advisor/Underwriter further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.6.    The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

13.7.    Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.8.    If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Advisor/Underwriter will provide the Company with at least 90 days’ advance notice of its intent.

13.9.    The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Advisor/Underwriter and the Fund reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.10.    The Parties agree that all other provisions of the Participation Agreement, including, the Indemnification provisions, will apply to the terms of this Article XIII., as applicable.

2. Schedule 1 of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule 1 attached hereto.

3. Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule 4 attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of May, 2011.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:_/s/Arthur D. Woods

Name: Arthur D. Woods

Title:   Vice President

GE INVESTMENTS FUNDS, INC.

By:_/s/Jeanne M. LaPorta

Name: Jeanne M. LaPorta

Title: Vice President and Secretary

GE INVESTMENT DISTRIBUTORS, INC.

By:_/s/Paul G. Stache

Name: Paul G. Stache

Title: Chief Compliance Officer

GE ASSET MANAGEMENT INCORPORATED

By:_/s/Michelle Matzelle

Name: Michelle Matzelle

Title: Vice President and Associate General Counsel

Schedule 1

Registered Accounts

Name of Separate Account	Date Established by Board of Directors

Separate Account VA BNY	September 27, 1994

Separate Account VA WNY	August 31, 2004

Separate Account VA YNY	September 13, 2007

Separate Account VA PP	Established Date pending

Schedule 4

Registered Contracts

Transamerica LandmarkSM NY Variable Annuity (aka marketing name “Transamerica LandmarkSM Select NY” on marketing materials)

Flexible Premium Variable Annuity – N, under the marketing name “Transamerica AxiomSM NY Variable Annuity”

Flexible Premium Variable Annuity – H, under the marketing name “Transamerica LibertySM NY Variable Annuity”

Flexible Premium Variable Annuity – R, under the marketing name “Transamerica Advisor EliteSM Variable Annuity (NY)”